Exhibit 99.1

Contact: Lauri Wilks 704-455-3239 —For Immediate Release –

Speedway Motorsports Reports Record Results For The Three and Nine Months Ended

September 30, 2006 and Reaffirms Full Year 2006 Guidance

CONCORD, NC (November 8, 2006) - Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record third quarter 2006 total revenues of $84.8 million, net income of $4.7 million and diluted earnings per share of $0.11. Nine month 2006 results include record total revenues of $419.1 million, net income of $82.4 million and diluted earnings per share of $1.87. Also, SMI reaffirms its full year 2006 earnings guidance of $2.45 to $2.55 per diluted share.

Third Quarter Comparison

For the third quarter 2006 as compared to 2005:

•	total revenues increased 6% or $4.7 million to $84.8 million;

•	net income increased 7% or $300,000 to $4.7 million; and

•	diluted earnings per share increased 10% or $0.01 to $0.11.

Year-to-Date Comparison

For the nine month 2006 period as compared to 2005:

•	total revenues increased 7% or $28.7 million to $419.1 million;

•	net income increased 11% or $8.5 million to $82.4 million; and

•	diluted earnings per share increased 12% or $0.20 to $1.87.

2006 Earnings Guidance Reaffirmed

These third quarter 2006 earnings are consistent with the Company’s previous full year 2006 guidance of $2.45 to $2.55 per diluted share, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, the Company’s non-core businesses, capital expenditures exceeding current plans, the impact of further increases in fuel prices or interest rates, geopolitical conflicts, and other unforeseen factors.

2006 Third Quarter Highlights

Third quarter highlights include record levels of corporate marketing and other event related revenues for NASCAR and other racing events held this period. Bristol Motor Speedway again hosted sold-out capacity crowds at its Sharpie 500 NASCAR NEXTEL Cup Series, and near record attendance at its Food City 250 NASCAR Busch Series, racing events. Other third quarter highlights include Las Vegas Motor Speedway hosting large crowds at its Smith’s Las Vegas 350 NASCAR Craftsman Truck Series, and Infineon Raceway hosting its Grand Prix of Sonoma Indy Racing League, racing events. Las Vegas Motor Speedway hosted a Champ Car World Series in the third quarter 2005 that was not held this year.

Stock Repurchase Program

During the nine months ended September 30, 2006, the Company repurchased 391,000 shares of common stock for approximately $14.4 million under its previously announced stock repurchase program authorizing the repurchase of up to 1.0 million shares. The Company has repurchased a total of 674,000 shares since adoption of the program in April 2005.

Motorsports Authentics Joint Venture

The Company’s share of operating results of Motorsports Authentics (MA), an equally-owned motorsports merchandising joint venture with International Speedway Corporation, for December 1, 2005 through August 31, 2006 are included in the Company’s consolidated statements of operations. MA has a November 30 fiscal year end which the Company adopted for reporting its share of MA’s operating results so that reporting periods coincide. The Company records its 50% share of MA’s net income or loss based on MA’s most recent quarterly financial statements using the equity method of accounting.

Other Comments

“Our third quarter and nine months record 2006 results reflect continuing increases in company-wide sponsorship, luxury suite rentals, advertising, camping, track rentals and other corporate revenues, and Bristol Motor Speedway’s highest attendance revenue ever for its NASCAR NEXTEL Cup and Busch Series events,” stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “These record results demonstrate that SMI’s solid earnings and cash flows continue to grow, and are increasingly resilient to factors such as the poor weather and rising fuel prices that surrounded several of our major NASCAR event weekends earlier in the year. Although incurring losses from Motorsports Authentics during a transitional period, this motorsports merchandising joint venture with International Speedway Corporation provides bright prospects for significant growth opportunities, increased business synergies and long-term marketing alliances.”

“Looking to 2007, most of our NASCAR NEXTEL Cup and Busch event sponsorships are already sold and our official sponsorships are trending well ahead of last year as corporate marketing interest and promotional spending continue to broaden,” stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. “The first industry consolidated broadcasting agreement reached in 2001 came on the heels of tremendously undervalued rights resulting in a revenue growth curve that was unsustainable once market values were reached. The recently announced new eight-year NASCAR broadcasting agreements provide SMI with an exceptionally strong revenue stream through 2014. Broadcasting rights and our long-term sponsorship contracts help stabilize our earnings and cash flow.

“Also for 2007, SMI is excited about showcasing Las Vegas Motor Speedway’s spectacular new media center, neon-garage, and other entertainment facilities during its upcoming March NASCAR racing weekend. Those facilities, along with widening demographics that bring increased enthusiasm and spectator interest to our sport, provide outstanding long-term promotional opportunities for broadcasters, sponsors and other corporate partners.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 730 radio stations nationwide. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, economic conditions, stock repurchases, financing needs, insurance, litigation, taxes, global petroleum product and commodity markets and oil and gas investments and associated profitability, geopolitical situations in foreign countries, and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 8450539. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 2:00PM (ET) November 8th through 11:59 PM (ET) November 22nd. The reference number is 8450539. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Nine Months Ended September 30, 2006 and 2005

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
INCOME STATEMENT DATA	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Revenues:
Admissions	$27,500	$26,982	$132,252	$133,705
Event related revenue	30,592	28,719	135,147	119,557
NASCAR broadcasting revenue	15,749	13,659	121,599	105,337
Other operating revenue	10,909	10,656	30,147	31,887

Total Revenues	84,750	80,016	419,145	390,486

Expenses and Other:
Direct expense of events	21,218	20,240	77,702	71,601
NASCAR purse and sanction fees	10,832	9,949	77,670	70,604
Other direct operating expense	8,526	8,802	25,662	27,092
General and administrative	18,690	17,972	57,642	55,619
Depreciation and amortization	10,176	9,569	30,356	28,141
Interest expense, net	6,302	5,551	16,351	16,479
Losses on equity investees	1,041	7	2,486	68
Other (income) expense, net	(23)	721	(1)	(156)

Total Expenses and Other	76,762	72,811	287,868	269,448

Income Before Income Taxes	7,988	7,205	131,277	121,038
Income Tax Provision	3,286	2,803	48,856	47,084

NET INCOME	$4,702	$4,402	$82,421	$73,954

BASIC EARNINGS PER SHARE	$0.11	$0.10	$1.88	$1.68
Weighted average shares outstanding	43,762	43,881	43,806	43,913

DILUTED EARNINGS PER SHARE	$0.11	$0.10	$1.87	$1.67
Weighted average shares outstanding	43,948	44,179	44,013	44,195

Major NASCAR-sanctioned Events Held During Period	2	2	14	14

BALANCE SHEET DATA	9/30/2006	12/31/2005
Cash, cash equivalents and short-term investments	$127,432	$120,910
Total current assets	220,261	201,288
Property and equipment, net	1,028,762	979,652
Equity investments in associated entities	137,600	136,842
Goodwill and other intangible assets, net	160,213	159,929
Total assets	1,586,375	1,514,426

Deferred race event income, net	112,296	101,966
Total current liabilities	177,211	160,663
Revolving credit facility borrowings	98,438	50,000
Bank term loan	—	50,000
Total long-term debt	428,564	430,235
Total liabilities	781,912	788,278
Total stockholders’ equity	$804,463	$726,148